UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2022

BigCommerce Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-39423	46-2707656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11305 Four Points Drive

Building II, Third Floor

Austin, Texas 78726

(Address of principal executive offices, including zip code)

(512) 865-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series 1 Common Stock, $ 0.0001 par value per share	BIGC	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On July 29, 2022, John T. McDonald and Steven Murray, each a member of the Board of Directors (the “Board”) of BigCommerce Holdings, Inc. (the “Company”), tendered their resignations, effective immediately, to the Company. Neither Mr. McDonald nor Mr. Murray’s resignation was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. McDonald served as a member of the Company’s compensation committee and Mr. Murray served as a member of the Company’s audit committee.

On July 29, 2022 the Board unanimously resolved to appoint existing director Jeff Richards as lead independent director, which position was previously occupied by Mr. Murray.

Appointment of Directors

On July 29, 2022 the Board, upon the unanimous recommendation of the Company’s nominating and corporate governance committee, appointed Sally Gilligan and Satish Malhotra as members of the Board to fill the vacancies created by the resignation of Messrs. McDonald and Murray.

Each of Ms. Gilligan and Mr. Malhotra was appointed as a Class II director for a term expiring at the Company’s 2025 annual meeting of stockholders. Additionally, Ms. Gilligan was appointed to the Company’s audit committee and Mr. Malhotra was appointed to the Company’s compensation committee.

Ms. Gilligan and Mr. Malhotra will each be compensated in accordance with the Company’s compensation program for non-employee, non-investor-affiliated directors (the “Compensation Policy”). Pursuant to the Compensation Policy, Ms. Gilligan will be paid $30,000 per year for her service as a member of the Board and $10,000 per year for her service as member of the audit committee. Mr. Malhotra will be paid $30,000 per year for his service as a member of the Board and $5,000 per year for his service as a member of the compensation committee. Ms. Gilligan and Mr. Malhotra have elected to receive these payments in the form of restricted stock units in lieu of cash. Each will also be reimbursed for reasonable travel expenses in connection with their attendance at Board and committee meetings.

In addition, pursuant to the Compensation Policy and in connection with their appointment to the Board, each of Ms. Gilligan and Mr. Malhotra will receive restricted stock units having a value of approximately $135,000 based on the fair market value of the underlying common stock of the Company, which grants represent a prorated portion of our standard annual director grant for the period they will serve until our next annual director compensation cycle. Such restricted stock units will vest in full on the one-year anniversary of the applicable vesting commencement date, subject to such director’s continuous service through the vesting date.

There are no arrangements or understandings between Ms. Gilligan or Mr. Malhotra and any other persons pursuant to which they were appointed as a director. Neither Ms. Gilligan nor Mr. Malhotra has a direct or indirect material interest in any transaction required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K. Ms. Gilligan and Mr. Malhotra have entered into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers.

Item 7.01 Regulation FD Disclosure.

On August 1, 2022, the Company issued a press release announcing the resignation of Messrs. McDonald and Murray and the appointment of Ms. Gilligan and Mr. Malhotra to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by BigCommerce Holdings, Inc. dated August 1, 2022.

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BigCommerce Holdings, Inc.

Date: August 1, 2022	By:	/s/ Robert Alvarez
Robert Alvarez
Chief Financial Officer